Exhibit 11.       Statement of Computation of Per Share Earnings

PATIENT INFOSYSTEMS, INC.


                                                           Three Months Ended            Nine Months Ended
                                                             September 30,                 September 30,
                                                          1998           1997           1998           1997
                                                          ----           ----           ----           ----

Net Loss ..........................................   $(1,348,843)   $(1,097,562)   $(3,083,898)   $(2,578,992)
                                                      -----------    -----------    -----------    -----------

Weighted average common and
     potential common shares ......................     8,020,042      7,995,062      8,017,844      7,969,972
                                                        ---------      ---------      ---------      ---------

Net Loss per share - Basic and Diluted ............   $     (0.17)   $     (0.14)   $     (0.38)   $     (0.32)
                                                      ===========    ===========    ============    ===========

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  November 16, 1998



PATIENT INFSYSTEMS, INC.
(Registrant)



/s/ Donald A. Carlberg                                November 16, 1998
----------------------                                -----------------
Donald A. Carlberg                                           Date
Director, President and Chief Executive Officer


/s/ Lynda J. Bates                                    November 16, 1998
------------------                                    -----------------
Lynda J. Bates                                               Date
Controller